Ownerchip Program Agreement

This OwnerChip Program Agreement (“Agreement”) is entered into as of September 1, 2013 (“Effective Date”) by and between Affymetrix, Inc., having its principal place of business at 3420 Central Expressway, Santa Clara, CA 95051 (“Affymetrix”) and The National Reference Laboratory for Breast Health, Inc. (“Customer”), with a place of business at 1616 Eastlake Avenue East, Suite 510, Seattle, WA 98102 (“Customer’s Site”), each a “Party” and together as “Parties”.

WHEREAS, Affymetrix is the manufacturer of the GeneChip® System 3000Dx v.2 (“Instrument”); and

WHEREAS, Customer wishes to acquire such Instrument; and

WHEREAS, Affymetrix agrees to distribute such Instrument to Customer.

NOW, therefore, subject to the terms and conditions of this Agreement, Affymetrix has agreed to loan the Instrument to Customer based on the following terms and conditions:

1.	Customer shall fulfill all of the following obligations in order to receive title to the Instrument:

a.	Purchase and take delivery of a minimum of thirty (30) GeneChip Human Genome U133 Plus 2.0 (30-pack) arrays (PN 900467) (“U133 arrays”) at US$21,590 per 30-pack within three (3) years from the Effective Date (“Purchase Commitment”) with a minimum purchase of ten (10) U133 arrays per Contract Year (“Annual Commitment”). “Contract Year” means the 12-month period from the Effective Date and the subsequent anniversary dates.

b.	Customer must place the first purchase order for at least four (4) U133 arrays along with this signed agreement to Affymetrix Customer Service by September 13, 2013 (“Initial Order”) in order to receive the following products:

TABLE 1

Product	Part #	Quantity	Sales Price

3’ IVT Express Training (Dx2) Training Labor (2 days)	000831	1	$0.00

GCS 3000Dx v.2 Instrument System	00-0334	1	$0.00

GCS 3000Dx Installation Install Labor	901825	1	$0.00

Gene Expression Application Training	000112	1	$0.00

Sensation Plus FFPE Amplification & 3’ IVT Labeling Kit (sufficient for 12 reactions)	902039	1	$0.00

Sensation Plus FFPE Amplification & 3’ IVT Labeling Kit (sufficient for 24 reactions)	902028	1	$0.00

GeneChip Hybridization, Wash and Stain Kit (sufficient for 30 reactions)	900720	1	$0.00

Affymetrix, Inc. • 3420 Central Expressway • Santa Clara, CA 95051 • Tel: 888-362-2447 • Fax: 408-731-5380 • www.affymetrix.com

2.  The Instrument will be on loan to Customer until the Purchase Commitment is fulfilled (the “Loan Term”). During the Loan Term, use of the Instrument shall be governed by this Agreement and any Exhibits attached are hereby incorporated into the Agreement by reference. For the first twelve (12) months of the Loan Term, the Affymetrix standard Limited Warranty provision as stated in Section 6 of the Terms and Conditions shall apply. Thereafter, Customer must purchase from Affymetrix a service contract for maintenance and support of the Instrument for the remainder of the Term. The cost of the service contract is $25,800 per year. If title transfers to the Customer prior to the end of the Term, Customer will true up on the cost of the service contract. Affymetrix will be responsible for installing the Instrument upon delivery, and Customer shall provide Affymetrix reasonable access to Customer’s Site necessary for such installation.

3.  Title to the Instrument shall remain with Affymetrix until the title is transferred to Customer in return for the fulfillment of the Purchase Commitment. During the Loan Term, Customer agrees not to sell, mortgage, pledge or encumber the Instrument, or provide the Instrument to any third party. Affymetrix may elect to affix an asset identification tag indicating that the Instrument is property of Affymetrix. Such identification tag, if any, will not to be removed or altered in any way by Customer. Customer understands that there will be no additional warranty protection once the title is transferred.

4.  At the end of each 12-month period, Affymetrix and Customer shall review Customer’s purchases pursuant to this Agreement (“Annual Review”). If Customer fails to fulfill its obligation under Section 1a during the Loan Term, Customer shall true-up on the Purchase Commitment to that point either by paying Affymetrix for the total money owed for the number of outstanding arrays or purchase the required products immediately.

5.  The use of the Affymetrix Products purchased by Customer and any other Affymetrix products distributed to Customer pursuant to this Agreement shall be subject to the Affymetrix. Inc. Terms and Conditions of Sale attached hereto as Exhibit A (“Terms and Conditions”).

6.  This Agreement and any dispute arising from its construction, performance or breach is governed by the laws of the state of California and the patent and copyright laws of the United States, without reference to conflicts of laws principles.

7.  This Agreement shall be effective as of the Effective Date and terminate three (3) years thereafter (“Term”). This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement between Customer and Affymetrix with respect to the subject matter hereof and is the final, complete, and exclusive statement of the terms of the Agreement, superseding all prior written and oral agreements, understandings and undertakings, as well as the terms of any current future purchase orders or similar forms. Once signed, please return a copy to Affymetrix Contracts Group at 3420 Central Expressway, Santa Clara, CA 95051 or by email to gigi chapman@affymetrix.com.

AGREED AND ACKNOWLEDGED:

Affymetrix, Inc.		Customer

By:	/s/ Mike Demayo	By:	/s/ Kyle Guse

Name:	Mike Demayo	Name:	Kyle Guse

Title:	VP, NA Commercial ops	Title:	CFO

Date:	9-4-13	Date:	8/23/13

Exhibit A

Affymetrix Terms and Conditions of Sale

1. General. These Terns and Conditions of Sale (“Terms and Conditions”) shall govern the sale and license to the original purchaser (“Buyer”) of probe arrays, assays, reagents, instruments, software, and other products and related services (“Products") from Affymetrix, one of its subsidiaries or authorized sellers named on the invoice or acknowledgement (Affymetrix, Inc. or any of its subsidiaries named on the invoice is referred to here as "Affymetrix”). These Terms and Conditions shall replace and supersede any current or future purchase orders or similar forms that are not mutually signed by Affymetrix and Buyer. Purchase orders, once accepted by Affymetrix, are not subject to cancellation or modification by Buyer without Affymetrix1 written consent.

2. Price.

(a) For Deliveries Outside Europe: Prices exclude all insurance, freight taxes, fees, duties and levies, which shall be payable by Buyer.

(b) For Deliveries Within Europe: Prices include all insurance, duties and levies, unless stated otherwise on the quotation or invoice. Freight and handling fees will be prepaid by Affymetrix and added to the invoice for reimbursement by Buyer.

3. Delivery. Products will be packed in Affymetrix’ standard shipping packages. Affymetrix may make partial deliveries. Affymetrix will ship via carrier selected by Affymetrix. Delivery dates set forth on a purchase order accepted by Affymetrix are subject to change and are predicated on conditions existing at that time. Affymetrix does not guarantee any delivery dates and shall not be responsible for any loss or damage of any kind or nature whatsoever caused by any delay in delivery irrespective of the cause of such delay.

(a) For Deliveries Outside Europe: Tender will be FCA shipping point. Title (except for software, in which case Affymetrix shall retain title) and risk of loss or damage will pass to Buyer upon delivery of the Products to the carrier.

(b) For Deliveries Within Europe: Products shall be Delivered Duty Paid Excluding VAT (DDP Ex VAT) to the Buyer’s site and the Buyer will be the importer for the Products and be responsible for paying VAT or similar taxes within the Buyer’s country. Title (except for software, in which case Affymetrix shall retain title) and risk of loss or damage will pass to Buyer upon delivery of the Products to the carrier.

4. Rejection. Any claims for- damaged, missing or defective Product must be reported in writing to Affymetrix by Buyer within five (5) days from the date of receipt of Product For any valid claim made, Affymetrix shall repair or replace the Product The foregoing shall be Buyer’s sole and exclusive remedy for damaged or missing Products, and, except for express warranty rights, for defective Products.

5. Payment Buyer will be invoiced at the time of shipment of each Product. Buyer shall make payment in full within thirty (30) days of the date of the invoice. Late payments may incur a charge at the rate of one and one-half percent (1.5%) percent per month, or the maximum allowed by law, whichever is less. Further shipment of Products may be declined without advance notice if Buyer fails to make any payment when due, or if the financial condition of Buyer becomes unsatisfactory to Affymetrix. Affymetrix may ellect to retain a security interest in all Products sold to Buyer to secure all of Buyer’s obligations to Affymetrix under these Terms and Conditions, and Buyer will execute any documents necessary to create and perfect this interest. Sales by Affymetrix shipped outside the U.S. may require payment on an irrevocable letter of credit reasonably acceptable to Affymetrix.

6. Limited Warranty.

•	For new Instruments, Affymetrix warrants only to Buyer for the period that is the shortest of (i) thirteen (13) months from the date of shipping; (ii) one (1) year from the date of installation; or (iii) the shortest period specified in the Affymetrix sales quote for limited-life parts, that the operating software and instruments are free from defects in material and workmanship and conform to Affymetrix' published specifications in all material respects.

•	For refurbished instruments, Affymetrix warrants only to Buyer for a period that is the shortest of (i) one-hundred twenty (120) days from shipment ;(ii) ninety (90) days from the date of installation; or (iii) the shortest period specified in the Affymetrix sales quote for limited-life parts, that the operating software and instruments are free from defects in material and workmanship and conform to Affymetrix' published specifications in all material respects.

•	For used Instruments, Affymetrix warrants only to Buyer for the period that is the shortest of (i) thirty (30) days from date of shipment; (ii) twenty (20) days from the date of installation or (iii) the shortest period specified in the Aflymetrix sales quote to limited-life parts, that the instruments and operating software are free from defects in material and workmanship and conform to Affymetrix' published specifications in all material respects.

•	For all instruments, warranty service will be provided pursuant to Affymetrix' standard service terms and conditions enumerated therein. Affymetrix' sole and exclusive liability (and Buyer’s sole and exclusive remedy) under the foregoing warranty shall be the repair or replacement of instruments, as solely determined by Affymetrix. Nonconforming instruments will be serviced at Buyer’s facility or, at Afflymetrix’ option, Affymetrix' facility.

•	For probe arrays or reagents reasonably determined by Affymetrix to be defective, independent of user error, shall be replaced by Affymetrix on a 1:1, like-kind basis at no cost to Buyer or at Afflymetrix’ discretion, as a credit for future purchases, provided that such defective probe arrays or reagents were used by Buyer prior to their expiration date, or if there is no expiration date, the Products were used within six (6) months of receipt. The defect must be reported within thirty (30) days of discovery with appropriate detail to Affymetrix' Technical Support team. If the cause of the failure was due to an Affymetrix instrument malfunction, a replacement will be granted only during the instrument warranty period or if the instrument is under an instrument service contract, pursuant to the terms and conditions then in effect. Third party reagents or consumables not purchased from or provided by Affymetrix are not covered under Affymetrix warranty,

•	For Affymetrix Methods for Automated Target Preparation for GeneTitan®, subject to the conditions and limitations of liability stated herein, Affymetrix warrants, for one (1) year from the date of installation (“Warranty Period”) of the GeneTitan®, for the Buyer's benefit that the Affymetrix methods for automated target preparation for the GeneTitan® family of instruments (the “Method") shall operate substantially in accordance with the accompanying documentation provided that; (i) the Method is installed by a qualified Affymetrix representative, (ii) the automated target preparation instrument is installed by a qualified engineer and maintained under a valid service contract or warranty with the third party vendor, (iii) the Method is operated in accordance with the supplied technical instruction from Affymetrix ,(iv) that the associated storage media on which the Method resides is free from defects in material and workmanship. The foregoing warranty shall not apply to (i) Methods that are modified; (ii) Methods that are not the then-current version; (fii) problems caused by Buyer's negligence or error, a hardware malfunction or other causes beyond the control of Affymetrix; or (iv) Methods installed in an operating environment or in a hardware environment not strictly complying with the Affymetrix specifications required for the Method set forth in the documentation. The warranty stated herein for the Methods do not cover damage to the automated target preparation instrument nor associated consumables and reagents not supplied by Affymetrix.

•	Technical Assistance: Affymetrix, may, but is not obligated to, furnish technical assistance and information with respect to the Products. Any suggestions by Affymetrix regarding use, selection, application or suitability of the Products shall not be construed as a warranty.

Except as provided above, any warranty provided herein does not apply to any consumables, including third party reagents, or to any defect caused by Buyer's failure to provide a suitable storage, use, or operating environment, use of non-recommended reagents, spills, or the use of the Products for a purpose or in a manner other than that for which they were designed, modifications or repairs done by Buyer, or any other abuse, misuse, or neglect of the Products. Affymetrix is not responsible for any costs or expenses incurred by the Buyer due to downtime. Affymetrix may at any time stop providing and supporting the Products (“End of Life”) and will use commercially reasonable efforts to communicate such End of Life events in advance. This warranty applies only to Buyer, and not third parties. Furthermore, this Warranty stated herein shall not apply to product performance failures that are caused by users of the Affymetrix Products who were not trained on and qualified to use the Affymetrix Products and assays by an Affymetrix field service engineer, Affymetrix application specialist, or an authorized Affymetrix seller. The foregoing is not intended to limit any warranty extended to Buyer by a third party original equipment manufacturer of a Product or component thereof, provided that any remedy received by Buyer under any such warranty shall relieve Affymetrix of its obligations with respect to the subject of such remedy. TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFYMETRIX AND ITS SUPPLIERS DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS AND SERVICES, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7. Pre-release Products (Not Applicable to Products Marketed for IVD Usel. If any Product is a beta, technology access, early access, or other pre-commercial release version ("Pre-release Product"), then this Section applies. To the extent that any provision in this Section is in conflict with any other term or condition in these Terms and Conditions, this Section shall supersede such other term(s) and condition(s) with respect to the Pre-release Product, but only to the extent necessary to resolve the conflict. Buyer acknowledges that the Pre-release Product is a pre-release version, does not represent final product from Affymetrix, and may contain defects, bugs, errors and other problems that could cause system or other failures, sample loss and data loss. CONSEQUENTLY, THE PRERELEASE PRODUCT IS PROVIDED TO YOU "AS IS" AND AFFYMETRIX DISCLAIMS ALL WARRANTIES (INCLUDING THE LIMITED WARRANTY SET FORTH ABOVE) AND ALL LIABILITY OBLIGATIONS TO BUYER OF ANY KIND. Buyer acknowledges that Affymetrix has not promised or guaranteed to Buyer that Pre-release Product will be announced or made available to anyone in the future, that Affymetrix has no express or implied obligation to Buyer to announce or introduce the Pre-release Product and that Affymetrix may elect not to introduce a product similar to or compatible with the Pre-release Product. Accordingly, Buyer acknowledges that any research or development that Buyer performs using the Pre-release Product or any product associated with the Pre-release Product is done entirely at Buyer's own risk.

8. Limited License. Subject to these Terms and Conditions, and to the terms and conditions of any license provided by Affymetrix that is specific to a particular Product (which shall govern with respect to such Product in the event of conflict with these Terms and Conditions), Affymetrix hereby grants to Buyer a non-exclusive, non-transferable, non-sublicensable license to use the Product(s) provided to Buyer by Affymetrix only in accordance with the manuals and written instructions provided by Affymetrix. Buyer understands and agrees that except as expressly set forth in these Terms and Conditions (or in the Affymetrix-provided license specific to a particular Product), no right or license to any patent or other intellectual property owned or licensable by Affymetrix is conveyed or implied by these Terms and Conditions or any Product. In particular, no right or license is conveyed or implied to use any Product provided hereunder in combination with a product not provided, licensed or specifically recommended by Affymetrix for such use.

9. Product Uses. Products of Afflymetrix which are or may be drugs, food additives or diagnostic reagents, as described in the federal food, drug and cosmetic act, are for investigational use only in laboratory research animals or testing in vitro, and are not for drug, new drug, veterinary drug, food, food additive or human use. Unless otherwise indicated, all products are distributed and sold for chemical purposes only, not for drug use or for application to or ingestion by humans or for commercial horticulture use, for pesticide use, for application to or ingestion by animals or for veterinary drug use. All products sold by Affymetrix to Buyer shall be used by qualified professionals only. The burden for safe use and handling of all products sold by Affymetrix to Buyer is entirely the responsibility of Buyer and anyone who purchases the goods from Buyer and uses them. Absence of hazardous warnings does not imply non-toxicity.

10. Products Marketed for Research Use Only.

(a)	Products marketed by Affymetrix for research use only do not have the approval or clearance of the U.S. Food and Drug Administration ("FDA”) or other regulatory approval, clearance or registration for in vitro diagnostic (“IVD") use. No license is conveyed or implied for Buyer to use, and Buyer agrees not to use, such Products in any manner requiring FDA or other regulatory approval, clearance or registration relating to IVD use.

(b)	Affymetrix’ goods that are intended for research purposes may not be on the Toxic Substances Control Act (“TSCA”) inventory. Buyer assumes responsibility to ensure that the goods purchased from Affymetrix are approved under TSCA, if applicable. Consistent with Buyer’s agreement to comply with all TSCA and Research and Development substance exemption (the “R&D exemption”) requirements applicable to the purchase, Buyer agrees and warrants that Buyer will comply with all the requirements necessary to maintain the R&D exemption, including using the R&D substance under the supervision of a technically qualified individual, maintaining all necessary labeling, and providing all necessary notifications. Buyer also agrees and warrants that Buyer will use or sell (if so authorized) the R&D substance exclusively for R&D purposes or specified exempt commercial purposes. Buyer specifically agrees and warrants that Buyer will not sell or distribute the R&D substance to consumers.

11. Products Marketed for In Vitro Diagnostic Use. Products marketed by Affymetrix for IVD use have been cleared by the FDA, and CE marked in the European Union, for IVD use. No license is conveyed or implied for Buyer to use, and Buyer agrees not to use, such Products in any manner requiring other regulatory approval, clearance or registration relating to IVD use. The Affymetrix GeneChip® Array Instrumentation System for IVD use requires calibration and maintenance twice a year by authorized Affymetrix personnel to ensure system performance. Failure to maintain the system as recommended may result in the failure of the system to perform in accordance with specifications published by Affymetrix.

12. Use Restrictions. Buyer is not licensed to, and agrees not to: (a) resell any Affymetrix-supplied probe array or reagent, unless otherwise authorized by Affymetrix in writing (b) transfer, or distribute any Affymetrix-supplied probe array or reagent, directly or indirectly, to any third party for any purpose or use, except as otherwise approved by Affymetrix in writing; (c) use or allow anyone to use any Affymetrix-supplied probe array or reagent more than once, or dilute any Affymetrix-supplied reagent; or (d) provide a fee-for- service or other non-collaborative sample processing service to third parties using an Affymetrix-supplied probe array or reagent (e.g., wherein the service provider offers standardized services for standardized fees to multiple third parties, the customer does not contribute scientifically to the services performed, and all rights to the results and discoveries derived therefrom are transferred to the customer).

13. Product Improvements. Except to the extent prohibited by applicable law, Buyer hereby grants to Affymetrix a non-exclusive, worldwide, fully sublicensable, fully paid-up, royalty-free, irrevocable, perpetual license to all Product Improvements. Buyer need not disclose any Product Improvements to Affymetrix except as may be reasonably required to comply with the foregoing license. For purposes of this Section, a “Product Improvement" shall mean any invention conceived or reduced to practice using a Product that relates to (a) design, manufacturing, layout or packaging of nucleic acid probes or probe arrays; (b) manual or automated assay techniques that may be used in connection with probe arrays or similar products (including techniques related to nucleic acid extraction, amplification, labeling, dilution and other processes); or (c) software analysis techniques relating to the extraction or storage of data generated using probe arrays. “Product Improvements” shall not include data generated using Products or discoveries derived therefrom (except as expressly set forth in (a) - (c) above).

14. Target Sequence Confidentiality for Custom Products. If Buyer discloses to Affymetrix a confidential set of nucleic acid or peptide target sequences (“Target Sequences”) for which Buyer desires Affymetrix to design and manufacture custom probe arrays or custom protein assay or custom nucleic acid assay pursuant to these Terms and Conditions, upon Buyer’s written request, Affymetrix agrees to use reasonable efforts not to disclose or use such confidential information disclosed to it by Buyer for any purpose other than designing and manufacturing such Products, supplying them to Buyer and/or other parties designated by Buyer, otherwise performing its obligations to Buyer (and any obligations Affymetrix may have to such other parties), and for other purposes authorized by Buyer. The provisions of this Section shall not apply to any information which (a) is known or used by Affymetrix prior to Buyer’s disclosure to Affymetrix; (b) is disclosed to Affymetrix by a third party under no obligation of confidentiality to Buyer; (c) is or becomes published or generally known to the public through no fault of Affymetrix; or (d) is independently developed without reference to such confidential information disclosed to Affymetrix by Buyer. Notwithstanding the foregoing, Affymetrix shall be permitted to disclose such information in order to comply with applicable laws, a court order, or governmental regulations, provided that Affymetrix has provided Buyer with prior notice of such disclosure, to the extent reasonably practicable. Afflymetrix’ obligations under this Section shall terminate three (3) years following the date of disclosure.

15. Target Sequence Responsibility. Buyer shall be fully responsible for the Target Sequences, including the obtaining of all required consents, and Buyer agrees to indemnify Affymetrix and its employees, officers, directors, representatives, contractors, suppliers and any affiliate of the foregoing (the “Affymetrix Group”) and hold each of them harmless from and against any losses, liabilities, demands, damages, costs and expenses, including without limitation reasonable legal fees and expenses, arising from or relating to the Target Sequences or their use. Buyer agrees to fully cooperate with the Affymetrix Group and its counsel in its defense and preparation for any such action or proceeding.

16. Liability Limitation. EXCEPT TO THE EXTENT CAUSED BY AFFYMETRIX’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR REQUIRED BY APPLICABLE LAW, AFFYMETRIX SHALL HAVE NO LIABILITY FOR ANY LOSS OF USE OR PROFITS, PROCUREMENT OF SUBSTITUTE GOODS OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES OF ANY KIND, HOWEVER CAUSED AND REGARDLESS OF FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF AFFYMETRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; AS TO ANY AFFYMETRIX LIABILITY NOT LEGALLY SUBJECT TO THE FOREGOING, AFFYMETRIX’ LIABILITY SHALL NOT EXCEED THE AMOUNT PAID BY BUYER TO AFFYMETRIX IN THE PRIOR TWELVE (12) MONTHS. BUYER UNDERSTANDS THAT THE RISKS OF LOSS HEREUNDER ARE REFLECTED IN THE PRICE OF THE PRODUCTS AND THAT THESE TERMS WOULD HAVE BEEN DIFFERENT IF THERE HAD BEEN A DIFFERENT ALLOCATION OF RISK.

17. Export Controls. Buyer acknowledges that the Products and related materials may be subject to export controls under the U.S. Export Administration Regulations and related U.S. laws. Buyer will (a) comply strictly with all legal requirements established under these controls, (b) cooperate fully with Affymetrix in any official or unofficial audit or inspection that relates to these controls and (c) not export, re-export, divert, transfer or disclose, directly or indirectly, any Product or related technical documents or materials or any direct product thereof to any country (or to any national or resident thereof) which the U.S. Government determines from time to time is a country (or end-user) to which such export, re-export, diversion, transfer or disclosure is restricted, without obtaining the prior written authorization of Affymetrix and the applicable U.S. Government agency.

18. Unforeseen Events. Affymetrix shall not be liable for delay or failure in performance of any obligations hereunder if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of Affymetrix. In the event of any such delay or failure in performance, Affymetrix shall have such additional time within which to perform its obligations hereunder as may reasonably be necessary under the circumstances.

19. Miscellaneous. These Terms and Conditions constitute the entire agreement between Buyer and Affymetrix with respect to the subject matter hereof and is the final, complete, and exclusive statement of the terms of the agreement, superseding all prior written and oral agreements, understandings and undertakings with respect to the subject matter hereof. The waiver of any provision or any breach thereof shall not affect any other provision of these Terms and Conditions. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to these Terms and Conditions. In the event that any provision of this Agreement or portion thereof is found to be illegal or unenforceable, the Agreement shall be construed without the unenforceable provision or portion thereof.

20. Governing Law.

(a) For Deliveries Outside Europe: To the extent permitted by applicable law, these Terms and Conditions shall be governed by and construed according to the laws of California, without regard to conflict of law provisions.

(a) For Deliveries Within Europe: To the extent permitted by applicable law, these Terms and Conditions shall be governed by and construed according to the laws of England, without regard to conflict of law provisions.

AFFYMETRIX

By:
[Insert Title]

Date:  [Insert Date]